FILED PURSUANT TO RULE 424(b)(3)
                                  REGISTRATION NO. 33-55803

PRICING SUPPLEMENT NO. 82
DATED JULY 15, 1997 TO
PROSPECTUS DATED DECEMBER 14, 1994
AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 13, 1995



           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES D
                      (FLOATING RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE



DATE OF ISSUE: JULY 18, 1997         X     BOOK-ENTRY NOTES
                                         CERTIFICATED NOTES

                                       CUSIP NO. 02635P LA9



PRINCIPAL AMOUNT:   $25,000,000
ISSUE PRICE:   100%
INITIAL INTEREST RATE: To be
determined
MATURITY DATE: July 18, 2000
INTEREST RESET DATES: Each
business day for period,
commencing July 18, 1997
INTEREST RESET PERIOD: Daily
INTEREST PAYMENT PERIOD:
Quarterly
INTEREST PAYMENT DATES: 18th
calendar day of each quarter
commencing October 18, 1997
SPREAD: +0.28 %
INDEX MATURITY: 1 day



INTEREST RATE BASIS: (check
one)

          CD Rate
          Commercial Paper
          Rate
          CMT Rate:
     Designated CMT
     Telerate Page: ____
     Designated CMT
     Maturity Index:____
          Prime Rate
          LIBOR:
     ___ LIBOR Reuters
     ___ LIBOR Telerate
          Treasury Rate
  X       Federal Funds
          Rate
          Other







The aggregate principal amount of this offering is $25,000,000. On November 16, 1995, the Company increased to $800,000,000 from $500,000,000 the aggregate principal amount of Medium-Term Notes, Series D ("Notes") authorized to be issued by the Company. To date, including this offering, an aggregate of $775,750,000 of offers to purchase Notes have been accepted.

The Notes to which this Pricing Supplement relates are being offered through ABN AMRO Chicago Corporation ("ABN AMRO"), as agent for the Company. In this connection, ABN AMRO will receive a commission of 0.0% of the principal amount thereof. The Company has agreed to indemnify such agent against and contribute toward certain liabilities, including liabilities under the Securities Act of 1933. The Company has agreed to reimburse such agent for certain expenses. Such agent may engage in transactions with, or perform services for, the Company in the ordinary course of business.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.